UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2008

AKESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27409	84-1409219
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer identification number)

888 Prospect Street, Suite 320, La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 454-4311

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2008, Akesis Pharmaceuticals, Inc. (“we” or the “Company”) entered into a consulting services agreement (the “Consulting Agreement”) with Carl LeBel, Ph.D., a member of the Company’s board of directors. Pursuant to the Consulting Agreement, Dr. LeBel has agreed to perform certain services (the “Services”) for the Company relating to the development of AKP-020, the Company’s proprietary novel vanadium compound that is currently the subject of an ongoing Phase IIa clinical trial. The terms of the Consulting Agreement provide that Dr. LeBel will be entitled to receive fees of $250 per hour spent performing the Services, plus reimbursement for certain expenses incurred in connection with his performance of the Services. Subject to each party’s right to terminate the arrangement upon five days’ written notice to the other party, the Consulting Agreement will remain in effect for a period of 90 days following the date of its execution. During this term (and, in the case of the non-solicitation provisions, for a period of one year thereafter), Dr. LeBel has agreed, in addition to performing the Services, to refrain from engaging in certain activities that compete with the business of the Company and from soliciting employees of the Company to terminate their employment relationships with the Company.

The foregoing description of Consulting Agreement is intended only as a summary of that document and is qualified in its entirety by reference to the full copy of the Consulting Agreement, which is attached hereto as Exhibit 10.1 and which is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Consulting Services Agreement, dated as of April 25, 2008, by and between the Company and Carl LeBel, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKESIS PHARMACEUTICALS, INC.

By:	/s/ Jay Lichter, Ph.D
Jay Lichter, Ph.D. President and Chief Executive Officer

Date: April 29, 2008